Exhibit (4)(a)(1)

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of February 2, 2005, is between Computershare Investor Services, LLC, a Delaware limited liability company (“CIS”), and ALLTEL Corporation, a Delaware corporation (“ALLTEL”).

     WHEREAS, ALLTEL is appointing CIS as ALLTEL’s successor Rights Agent under ALLTEL’s Rights Agreement dated January 30, 1997 (the “Rights Agreement”);

     WHEREAS, concurrent with the foregoing appointment, ALLTEL desires to amend the Rights Agreement as set forth herein;

     NOW, THEREFORE, the parties agree as follows:

     Section 1. Section 1 of the Rights Agreement. Section 1 of the Rights Agreement is hereby amended by deleting Section 1(d) thereof and replacing it with the following:

“(d)      “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the New York Stock Exchange is closed for trading.”

     Section 2. Section 21 of the Rights Agreement. Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence thereof and replacing it with the following sentence:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or of any state of the United States, in good standing, having a principal office in the United States, which is authorized under such laws to exercise corporate trust or stock transfer authority and is subject to supervision or examination by federal or state authority and which either has or is an affiliate of a Person that has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 and which also shall meet any requirements imposed by the New York Stock Exchange on transfer agents, depositaries and registrars.”

     Section 3. Certain References.

     (a)      Each reference in the Rights Agreement (and in any exhibits thereto) to “First Union National Bank of North Carolina” shall be deleted and replaced with “Computershare Investor Services, LLC”.

     (b)      All references in the Rights Agreement (and in any exhibits thereto) to the term “Rights Agreement” or to the words “herein”, “hereof”, or words of similar import in each case shall be deemed to be references to the Rights Agreement as amended hereby.

     (c)      All references in the Rights Agreement (and in any exhibits thereto) to the term “Rights Agent” shall be deemed references to CIS.

     Section 4. Rights Agreement. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect, and shall otherwise be unaffected hereby.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ALLTEL Corporation

By:	/s/ Francis X. Frantz

Francis X. Frantz
Executive Vice President

Computershare Investor Services, LLC

By:	/s/ Blanche Hurt

Name:	Blance Hurt

Title:	General Counsel & Secretary

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